Exhibit 99.1

Appleton Papers Inc. Commences Tender Offer and Consent Solicitation for Outstanding
12-1/2% Senior Subordinated Notes Due 2008

(Appleton, Wis., May 12, 2004) Appleton Papers Inc. ("Appleton") announced today that it commenced a cash tender offer for any and all of its outstanding 12-1/2% Senior Subordinated Notes due 2008 (the "Notes"). Appleton has $199,958,000 principal amount of Notes outstanding. Concurrently with the tender offer, Appleton is soliciting consents from the holders of the Notes to amend the Indenture under which the Notes were issued.

The tender offer will expire at 12:00 midnight, New York City time, on the evening of Wednesday, June 9, 2004, unless extended or earlier terminated by Appleton. The consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, May 25, 2004, unless extended or earlier terminated by Appleton.

Holders tendering their Notes will be required to consent to certain proposed amendments to the Indenture governing the Notes, which will eliminate certain restrictive covenants and related provisions. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.

The total consideration for each $1,000 principal amount of Notes validly tendered and not revoked on or prior to the consent date of the tender offer will be an amount in cash equal to the price, calculated in accordance with standard market practice, based on the assumption that the Notes will be redeemed at $1,062.50 per $1,000 principal amount of Notes on December 15, 2005 (the first optional redemption date with respect to the Notes) and that the yield to the earliest redemption date is equal to the sum of (A) the yield to maturity on the 1-7/8% U.S. Treasury Note due November 30, 2005, as calculated by Bear, Stearns & Co. Inc., based on the bid side price of such security as of 11:00 a.m., New York City time, on the second business day immediately preceding the scheduled expiration date of the tender offer, plus (B) a fixed spread of 1.00% (100 basis points). Holders who validly tender their Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

If the tender offer is consummated, a consent payment of $30.00 per $1,000 of principal amount, which is included in the total consideration, of Notes will be paid on the date the Notes are purchased to holders who tender their Notes and provide their consents to the proposed indenture amendments at or prior to 5:00 p.m., New York City time, on the consent date. Notes tendered and consents delivered at or prior to 5:00 p.m., New York City time, on the consent date may not be withdrawn or revoked after that time. Holders of Notes tendered after such date will not be eligible to receive the consent payment. Instead, holders who validly tender their Notes after the consent date will receive the purchase price for the Notes but not the consent payment. The purchase price for the Notes is equal to the total consideration minus the consent payment.

(more)

Appleton Commences Tender Offer               May 12, 2004                                             page 2

The total consideration or purchase price for the Notes, and any consent payments, are expected to be paid promptly following the expiration date for the tender offer. The terms of the tender offer and consent solicitation, including the conditions to Appleton's obligations to accept the Notes and consents tendered and given, and pay the purchase price and consent payments, are set forth in the Appleton Papers Inc. "Offer to Purchase and Consent Solicitation Statement" dated May 12, 2004. One of the several conditions of the tender offer is Appleton's ability to obtain financing necessary to complete the tender offer and certain related transactions. Appleton may amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion without making any payments to the holders of the Notes.

Bear, Stearns & Co. Inc. and UBS Securities LLC are the dealer managers and solicitation agents for the tender offer. Questions or requests for assistance may be directed to Bear, Stearns & Co. Inc. (telephone: 877-696-BEAR) or UBS Securities LLC (telephone:  888-722-9552 x 4210 or (203) 719-4210). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent (telephone:  212-269-5550 (for banks and brokers only) or 800-290-6427 (for all others toll-free)).

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. Appleton produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent ESOP-owned.

Notice regarding forward-looking statements

Statements in this press release concerning future events are forward-looking statements and are subject to certain risks and uncertainties. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including without limitation, economic, bank, equity and debt market conditions, changes in laws or regulations, regulatory approvals, the availability of financing, competition and business conditions in Appleton's industry. Additional information concerning potential factors that could affect Appleton's financial condition or results of operations is included in Appleton's filings with the Securities and Exchange Commission, including without limitation, its Form 10-K for Appleton's fiscal year ended January 3, 2004. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facilities and senior subordinated notes.
Media Contact:	Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com